Exhibit 10.2

EXECUTION COPY

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is dated as of May 13, 2022 (the “Execution Date”) by and between Tellurian Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and R. Keith Teague (“Consultant”). The Company and the Consultant are hereinafter sometimes referred to individually as a “Party” or collectively as the “Parties.”

Recitals

WHEREAS, Consultant served as the Executive Vice President and Chief Operating Officer of the Company, and, as of the Execution Date, has simultaneously entered into that certain Retirement Agreement and General Release with the Company (as amended or supplemented from time to time, the “Retirement Agreement”), pursuant to which, among other things, Consultant will voluntarily retire from employment with the Company and its affiliates (collectively, the “Company Group”) as of the Separation Date (as defined in the Retirement Agreement); and

WHEREAS, during the Advisory Period (as defined below), the Company desires to retain the Consultant as an advisor to provide certain services upon the terms and conditions set forth herein, and the Consultant is willing to perform such services.

Agreement

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
SERVICES, TERM, FEES AND EXPENSES

1.1            Services; Exclusivity.

(a)            The Company hereby engages the Consultant, and the Consultant hereby accepts such engagement, as an independent contractor to provide certain services to the Company on the terms and conditions set forth in this Agreement.

(b)            During the Advisory Period, the Consultant shall provide services as a consultant to the Company, which shall include, but will not be limited to, making himself available to the Company’s Board of Directors (the “Board”), Executive Chairman, and Chief Executive Officer to provide advisory services to the Company Group regarding the “Driftwood” project or any other project, as may be reasonably requested from time to time by the Company (collectively, the “Services”).

(c)            The Company shall not control the manner or means by which the Consultant performs the Services, including, but not limited to, the time and place the Consultant performs the Services; provided, however, that, during the Advisory Period, the Consultant shall not, directly or indirectly, alone or jointly with any person or entity, participate in, engage in, facilitate the participation or engagement in, or otherwise be involved with, or be employed in, consult with, advise, or otherwise provide services to, any natural gas, liquefied natural gas (LNG), hydrogen, ammonia or alternative fuel-related business other than the Company Group. The Consultant shall devote the Consultant’s business time and best efforts to providing the Services during the Advisory Period. Notwithstanding the foregoing, it shall not be a violation of this Section 1.1(c) for the Consultant to (i) manage the Consultant’s personal investments and family affairs; (ii) participate or engage in businesses that are not natural gas, liquefied natural gas (LNG), hydrogen, ammonia or alternative fuel-related businesses; or (iii) perform and participate in civic, community, charitable, educational, religious, or other related activities, so long as such activities described in the foregoing clauses (i) through (iii) do not, individually or collectively, (x) materially interfere with the Consultant’s duties and responsibilities to the Company Group, (y) create an actual or potential conflict of interest with, or result in an adverse effect or material injury to, the business interests or goodwill of the Company Group, or (z) violate the Consultant’s obligations under this Agreement or the Retirement Agreement.

(d)            Except as set forth in Section 1.3(b), the Consultant shall furnish, at Consultant’s own expense, the equipment, supplies, and other materials used to perform the Services.

1.2            Advisory Period. The term of this Agreement (the “Advisory Period”) shall commence on July 18, 2022 and shall automatically expire at the close of business on the second (2nd) anniversary thereof (such second (2nd) anniversary, the “Expiration Date”), unless earlier terminated in accordance with ARTICLE V; provided, that, notwithstanding anything to the contrary in this Agreement, if the Consultant fails to timely execute and deliver the Retirement Agreement (including Annex B attached thereto) in accordance with its terms, or if the Consultant timely revokes the Retirement Agreement (or Annex B attached thereto) in accordance with its terms, then this Agreement shall automatically terminate and become null and void ab initio, and neither Party shall have any further obligation or liability hereunder.

1.3            Fees and Expenses.

(a)            As compensation for the Services and the rights granted to the Company in this Agreement, the Company shall pay the Consultant an annualized advisory fee of $250,000 during the Advisory Period, paid in substantially equal monthly installments in arrears within thirty (30) days following the end of each calendar month during the Advisory Period (the “Advisory Fees”). The Consultant acknowledges that the Consultant will receive an IRS Form 1099-NEC (or equivalent successor form) from the Company with respect to the Advisory Fees, and that the Consultant shall be solely responsible for all federal, state, local, and non-U.S. taxes relating thereto, as set out in Section 2.1(b).

(b)            During the Advisory Period, reasonable out-of-pocket business expenses incurred in connection with the Services by the Consultant that are approved by the Company shall be reimbursed to the Consultant, subject to and in accordance with the Company’s applicable expense reimbursement policies as in effect from time to time (including, without limitation, any requirements regarding provision of documentation or receipts).

1.4            Full Consideration. The compensation payable and provided to the Consultant under this Agreement shall constitute the full consideration to be paid to the Consultant for the provision of all Services.

ARTICLE II
INDEPENDENT CONTRACTOR RELATIONSHIP

2.1            Relationship of the Parties.

(a)            The Consultant is an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee, or agency relationship between the Consultant and the Company for any purpose. The Consultant has no authority (and shall not hold himself out as having authority) to bind the Company or any other member of the Company Group, and the Consultant shall not make any agreements or representations on the Company Group’s behalf without the Company’s prior written consent.

(b)            Without limiting Section 2.1(a), the Consultant will not be eligible to participate in any group medical or life insurance, disability, profit sharing, or retirement benefits, or any other fringe benefits, benefit plans, or bonus or compensation programs offered by the Company to its employees (but, for the avoidance of doubt, the foregoing shall not be construed as limiting the Consultant’s ability to elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, in connection with the Consultant’s termination of employment with the Company Group as described in the Retirement Agreement, at the Consultant’s sole cost and expense and in accordance with the applicable Company Group health and welfare benefit plans). Without limitation of the foregoing, in the event that the Consultant’s relationship to the Company Group during the Advisory Period is reclassified as an employment relationship, the Consultant hereby expressly waives participation in any of the foregoing employee benefit, bonus, or compensation plans, programs, or arrangements. In addition, the Company Group will not be responsible for withholding or paying any federal, state, local, or non-U.S. income taxes, required withholdings, Social Security and other payroll taxes, or other required deductions under federal, state, local, or non-U.S. regulation, or making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance on the Consultant’s behalf. The Consultant shall be responsible for all such taxes, contributions, and amounts, and shall indemnify and hold the Company Group harmless against any liability arising from the failure to withhold or make payment of such amounts, including as may be claimed or assessed by any taxing authority and including any related fines, penalties, and reasonable attorneys’ fees. Notwithstanding the foregoing, the Consultant acknowledges and agrees that the Company will report any payments under the Retirement Agreement (including, without limitation, any payments in respect of the CIP Award and the Outstanding ICP LTI Award, each as defined in the Retirement Agreement) on an IRS Form W-2 (or applicable successor form), and all such payments shall be subject to all applicable withholdings and other deductions as described in Section 22 of the Retirement Agreement.

(c)            Any doubt as to the construction of this Agreement shall be resolved to maintain the Consultant’s status as an independent contractor of the Company.

2.2            Intellectual Property Rights.

(a)            The Company is and will be the sole and exclusive owner of all right, title, and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement (collectively, the “Deliverables”) and all other writings, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, and materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, modified, conceived, or reduced to practice in the course of performing the Services or other work performed in connection with the Services or this Agreement (collectively, and including the Deliverables, the “Work Product”) including all patents, copyrights, trademarks (together with the goodwill symbolized thereby), trade secrets, know-how, and other confidential or proprietary information, and other intellectual property rights (collectively, the “Intellectual Property Rights”) therein. The Consultant agrees that the Work Product is hereby deemed “work made for hire” as defined in 17 U.S.C. § 101 for the Company, and all copyrights therein automatically and immediately vest in the Company. If, for any reason, any Work Product does not constitute “work made for hire,” the Consultant hereby irrevocably assigns to the Company, for no additional consideration, the Consultant’s entire right, title, and interest throughout the world in and to such Work Product, including all Intellectual Property Rights therein, including the right to sue for past, present, and future infringement, misappropriation, or dilution thereof.

(b)            To the extent any copyrights are assigned under Section 2.2(a), the Consultant hereby irrevocably waives in favor of the Company, to the extent permitted by applicable law, any and all claims the Consultant may now or hereafter have in any jurisdiction to all rights of paternity or attribution, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” in relation to all Work Product to which the assigned copyrights apply.

(c)            Upon the request of the Company, during and after the Advisory Period, the Consultant shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, and provide such further cooperation, as may be necessary to assist the Company to apply for, prosecute, register, maintain, perfect, record, or enforce its rights in any Work Product and all Intellectual Property Rights therein. In the event the Company is unable, after reasonable effort, to obtain the Consultant’s signature on any such documents, the Consultant hereby irrevocably designates and appoints the Company as the Consultant’s agent and attorney-in-fact, to act for and on the Consultant’s behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or other intellectual property protection related to the Work Product with the same legal force and effect as if the Consultant had executed them. The Consultant agrees that this power of attorney is coupled with an interest.

(d)            As between the Consultant and the Company, the Company is, and will remain, the sole and exclusive owner of all right, title, and interest in and to any documents, specifications, data, know-how, methodologies, software, and other materials provided to the Consultant by the Company (collectively, the “Company Materials”), including all Intellectual Property Rights therein. The Consultant has no right or license to use, publish, reproduce, prepare derivative works based upon, distribute, perform, or display any Company Materials except solely during the Advisory Period to the extent necessary to perform the Consultant’s obligations under this Agreement. All other rights in and to the Company Materials are expressly reserved by the Company. The Consultant has no right or license to use the Company’s trademarks, service marks, trade names, logos, symbols, or brand names.

2.3            Restrictive Covenants. Sections 10, 11, 12, 13, 14, and 15 of the Retirement Agreement are incorporated by reference as though fully set forth herein.

ARTICLE III
REPRESENTATIONS, WARRANTIES, AND COVENANTS

3.1            Representations and Warranties.

(a)            By the Consultant’s acceptance and execution of this Agreement and in performing the Services, the Consultant hereby represents and warrants to the Company that:

(i)              the Consultant has the right to enter into this Agreement, to grant the rights granted herein, and to perform fully all of the Consultant’s obligations in this Agreement;

(ii)             the Consultant’s entering into this Agreement with the Company and the Consultant’s performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which the Consultant is subject;

(iii)            the Consultant has the required skill, experience, and qualifications to perform the Services, the Consultant shall perform the Services in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services, and the Consultant shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner;

(iv)            the Consultant shall perform the Services in compliance with all applicable federal, state, local, and non-U.S. laws and regulations;

(v)             the Company will receive good and valid title to all Work Product, free and clear of all encumbrances and liens of any kind; and

(vi)            all Work Product is and shall be the Consultant’s original work (except for material in the public domain or provided by the Company) and does not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation, or other entity.

3.2            The Company hereby represents and warrants to the Consultant that:

(a)            it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; and

(b)            the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.

3.3            Covenants.

(a)            Compliance with Sanctions Laws. The Consultant shall not, in connection with the Services provided pursuant to this Agreement, engage in any transaction with any person or entity that would constitute a violation of any Sanctions Laws, including any person or entity identified in the U.S. Department of the Treasury, Office of Foreign Assets Control’s list of “Specially Designated Nationals and Blocked Persons” or list of “Foreign Sanctions Evaders,” the U.S. Department of State’s list of debarred parties and lists of persons and entities that have been designated pursuant to sanctions and/or non-proliferation statutes that it administers and related executive orders, or the European Union Commission’s “Consolidated list of persons, groups and entities subject to EU financial sanctions.” For purposes of this Section 3.3(a), “Sanctions Laws” means economic sanctions laws and trade restrictions pursuant to sanctions laws of the United States, including those administered by the Departments of Treasury and State, and equivalent measures of the United Kingdom, the European Union, the United Nations Security Council, and laws of any other relevant jurisdictions.

(b)            Compliance with Anti-Corruption Laws. The Consultant has not and shall not, in connection with the Services provided pursuant to this Agreement, offer, accept, make, authorize, or promise to make any payment or transfer anything of value, direct business, or provide any other personal benefit to any person or entity in order to illegally obtain or retain business or secure any business advantage. Terms used in this Section 3.3(b) shall be construed in accordance with the provisions of applicable anti-corruption laws, including the United States Foreign Corrupt Practices Act of 1977, as amended, and any similar anti-corruption laws enacted in any other relevant jurisdiction.

ARTICLE IV
INDEMNIFICATION

4.1            Indemnification. THE CONSULTANT SHALL INDEMNIFY, DEFEND, AND HOLD HARMLESS THE COMPANY GROUP AND ITS AFFILIATES, AND THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, SUCCESSORS, ASSIGNS, AND REPRESENTATIVES, FROM AND AGAINST ANY AND ALL LIABILITIES, LOSSES, DAMAGES, ACTIONS, JUDGMENTS, INTEREST AWARDS, PENALTIES, FINES, COSTS OR EXPENSES OF WHATEVER KIND (INCLUDING, WITHOUT LIMITATION, LEGAL FEES AND COSTS) ARISING FROM INJURY TO OR DEATH OF PERSONS OR DAMAGE TO PROPERTY, TO THE EXTENT ATTRIBUTABLE TO THE NEGLIGENT ACTS, OMISSIONS, OR THE WILLFUL MISCONDUCT OF THE CONSULTANT. WITHOUT LIMITATION ON THE COMPANY’S REMEDIES, THE COMPANY MAY SATISFY SUCH INDEMNITY (IN WHOLE OR IN PART) BY WAY OF DEDUCTION FROM ANY PAYMENT DUE TO THE CONSULTANT, TO THE EXTENT PERMITTED UNDER THE PROVISIONS OF CODE SECTION 409A (AS DEFINED BELOW).

ARTICLE V
TERMINATION; RELEASE REQUIREMENT

5.1            Termination Generally. The Consultant or the Company may terminate this Agreement at any time and for any reason (or no reason) upon fifteen (15) calendar days’ written notice to the other Party to this Agreement; provided, that the Company may terminate this Agreement with immediate effect for Cause (as defined below) (and this Agreement shall automatically and immediately terminate upon the Consultant’s death). In the event of termination pursuant to this Section 5.1, the Company shall pay the Consultant any accrued but unpaid Advisory Fees through the date of such termination (the “Accrued Amounts”), and shall have no further payment obligations under this Agreement, except as expressly set forth in Section 5.2 below.

5.2            Termination without Cause. If, and only if, this Agreement are terminated by the Company without Cause, then, subject to and conditioned upon (i) continued compliance with the confidentiality obligations and restrictive covenants to which Employee is subject under Sections 2.2, 2.3, 3.1, and 3.3 of this Agreement, and (ii) the Consultant’s timely execution, delivery, and non-revocation of the Release (as defined below), the Company shall continue to pay the Consultant the Advisory Fees through the Expiration Date, payable on the same schedule that such Advisory Fees would have been paid absent such termination; provided, that the first payment of such continued Advisory Fees will be made on the first regular Advisory Fee payment date that immediately follows the sixtieth (60th) day following the termination of the Advisory Period, and with such first payment to include any payments that would have been paid prior to such first payment date absent this proviso.

The Company shall have “Cause” to terminate this Agreement upon the Consultant’s: (i) indictment for, conviction of, or pleading guilty or nolo contendere to, any felony or any crime involving fraud, dishonesty, or moral turpitude; (ii) gross negligence with regard to any member of the Company Group in respect of the Services; (iii) willful misconduct having or, which in the good faith discretion of the Board could have, an adverse impact on any member of the Company Group economically or reputation-wise; (iv) material breach of this Agreement, the Retirement Agreement, or any other written agreement with any member of the Company Group, or material breach of any code of conduct or ethics or any other policy of any member of the Company Group, which breach (if curable in the good faith discretion of the Board) has remained uncured for a period of ten (10) days following delivery of written notice to the Consultant specifying the manner in which the agreement or policy has been materially breached; or (v) continued or repeated failure to perform the Consultant’s duties or responsibilities to the Company Group pursuant to this Agreement at a level and in a manner satisfactory to the Company in its sole discretion (including by reason of the Consultant’s habitual unavailability to perform the Services or insubordination), which failure has not been cured to the satisfaction of the Company within ten (10) days following delivery of written notice to the Consultant of such failure. Any determination as to whether the Company has grounds to terminate this Agreement for Cause shall be made by the Board in its sole discretion.

5.3           Release Requirement. Upon termination of this Agreement for any reason, the Consultant agrees to execute and deliver to the Company the release of claims substantially in the form attached to this Agreement as Exhibit A (the “Release”), which Release shall become fully effective and irrevocable in accordance with its terms no later than the sixtieth (60th) day following the termination of this Agreement. If the Consultant fails to so timely execute and deliver such Release (or if the Consultant timely revokes the Release in accordance with its terms), then the Company’s obligations to make any payments pursuant to Section 5.2 of this Agreement shall immediately terminate, and, notwithstanding anything to the contrary in the Retirement Agreement, the Consultant shall immediately forfeit any then-unvested and unpaid amounts with respect to the Phase 1 and Phase 2 portions of the CIP Award and the Outstanding ICP LTI Award.

5.4           Return of Property. Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company’s written request, the Consultant shall within three (3) business days after such expiration, termination, or request:

(a)            deliver to the Company all Deliverables (whether complete or incomplete) and all hardware, software, tools, equipment, or other materials provided for the Consultant’s use by the Company;

(b)            deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating, or based on Confidential Information (as defined in the Retirement Agreement);

(c)            permanently erase all of the Confidential Information from the Consultant’s computer systems; and

(d)            certify in writing to the Company that the Consultant has complied with the requirements of this Section 5.4.

5.5            The terms and conditions of Section 5.4 and Section 2.1, Section 2.2, Section 2.3, Section 3.1, Section 3.3, ARTICLE IV, and ARTICLE VI shall survive the expiration or termination of this Agreement.

ARTICLE VI
MISCELLANEOUS

6.1            Governing Law and Venue. This Agreement shall be governed by the laws of the State of Texas. The Parties agree that all legal actions brought by either party under this Agreement shall be brought in a court located in Houston, Harris County, Texas. Accordingly, the Parties consent to the personal jurisdiction of the courts located in Houston, Harris County, Texas, to the exclusion of any other courts in any other counties, states, or countries.

6.2            Waiver of Trial by Jury; Class Actions. THE PARTIES HERETO HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY OR CLASS ACTION TO THE MAXIMUM EXTENT PERMITTED BY LAW.

6.3            Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with, or are exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”) and this Agreement shall be interpreted accordingly. In no event shall any member of the Company Group or any of their respective directors, managers, officers, members, employees, consultants, or advisers be liable for any additional tax, interest, or penalty that may be imposed on Consultant by Code Section 409A or any damages for failing to comply with Code Section 409A. With regard to any provision in this Agreement that provides for reimbursement of expenses, (i) any taxable reimbursement of costs and expenses by the Company provided for under this Agreement shall be made in accordance with the Company’s applicable policy and in no event later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred; (ii) the right to reimbursement is not subject to liquidation or exchange for another benefit; and (iii) the amount of expenses eligible for reimbursement during any taxable year shall not affect the expenses eligible for reimbursement in any other taxable year. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may the Consultant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. With regard to any installment payments provided for under this Agreement, each installment thereof shall be deemed a separate payment for purposes of Code Section 409A.

6.4            Assignment. This Agreement is personal to the Consultant, and the Consultant shall not assign any rights, or delegate or subcontract any obligations, under this Agreement. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the Parties and their respective successors and assigns.

6.5            Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (iv) on the third (3rd) day after the date mailed, by certified or registered mail (in each case, return receipt requested, postage pre-paid). Notices must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a Notice given in accordance with this Section 6.5):

If to the Consultant:	At the last address reflected in the Company’s records

If to the Company:	Tellurian Inc. Attn: Legal Department 1201 Louisiana Street, Suite 3100 Houston, Texas 77002 Email: legal.notices@tellurianinc.com

6.6            Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter (including, without limitation, any term sheet related hereto). For the avoidance of doubt, this Agreement does not supersede the Retirement Agreement, which shall continue in full force and effect in accordance with its terms.

6.7            Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party, and any of the terms thereof may be waived, only by a written document signed by each Party or, in the case of waiver, by the Party or Parties waiving compliance. The failure or delay of either Party to insist upon the other Party’s strict performance of the provisions in this Agreement or to exercise in any respect any right, power, privilege, or remedy provided for under this Agreement shall not operate as a waiver or relinquishment thereof.

6.8            Advice of Legal Counsel. Each Party acknowledges and represents that, in executing this Agreement, the Party has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any Party by reason of the drafting, revising, or preparation thereof.

6.9           Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

6.10         Severability. If any term or provision of this Agreement, or the application thereof, is invalid, illegal, or unenforceable in any jurisdiction, (i) such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction, and (ii) to the extent permitted by applicable law, any such term or provision shall be restricted in applicability or reformed to the minimum extent required for such term or provision to be enforceable.

6.11         Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts and by facsimile or in electronic signatures (including, without limitation, in portable document format (.pdf)), each of which shall be deemed an original and all of which together shall constitute one instrument.

6.12         Recitals. The Recitals to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on the date first above written.

TELLURIAN INC.

By:	/s/ Margie M. Harris
Name:	Margie M. Harris
Title:	EVP, Chief Human Resources Officer

CONSULTANT

By:	/s/ R. Keith Teague
Name:	R. Keith Teague

[Signature Page to Consulting Agreement]